EXHIBIT 11 — COMPUTATION OF EARNINGS PER SHARE

		Period from	Period from		Period from	Period from
		July 31	July 1	Nine Months	July 31	January 1
	Three Months	through	through July	Ended	through	through July
	Ended	September 30	30,	September	September 30,	30,
	September 30,	2008	2008	30,	2008	2008
	2009	Post-merger	Pre-Merger	2009	Post-merger	Pre-Merger
(In thousands, except per share data)	Post-merger	As adjusted*	As adjusted*	Post-merger	As adjusted*	As adjusted*

Basic and diluted Numerator:
Income (loss) before discontinued operations attributable to the Company — Common Shares	$(89,855)	$(43,719)	$391,373	$(4,181,476)	$(43,719)	$(42,397)
Preferential distribution	(1,221)	—	—	(1,221)	—	—
Income before discontinued operations attributable to the Company — Unvested Shares	—	—	4,916	—	—	—

Income (loss) before discontinued operations attributable to the Company	(91,076)	(43,719)	396,289	(4,182,697)	(43,719)	(42,397)

Income (loss) from discontinued operations, net	—	(1,013)	640,236	—	(1,013)	(3,058)

Net income (loss) attributable to the Company — basic and diluted	$(91,076)	$(44,732)	$1,036,525	$(4,182,697)	$(44,732)	$(45,455)

Denominator:
Weighted average common shares — basic	81,427	81,242	495,044	81,252	81,242	495,465
Effect of dilutive securities:
Stock options and restricted stock	—	—	1,475	—	—	340

Weighted average common shares — diluted	81,427	81,242	496,519	81,252	81,242	495,805
Net income (loss) per basic common share:
Income (loss) before discontinued operations	$(1.12)	$(.54)	$.80	$(51.48)	$(.54)	$(.09)
Income (loss) from discontinued operations, net	—	(.01)	1.29	—	(.01)	(.00)

Basic	$(1.12)	$(.55)	$2.09	$(51.48)	$(.55)	$(.09)

Net income (loss) per diluted common share:
Income (loss) before discontinued operations	$(1.12)	$(.54)	$.80	$(51.48)	$(.54)	$(.09)
Income (loss) from discontinued operations, net	—	(.01)	1.29	—	(.01)	(.00)

Diluted	$(1.12)	$(.55)	$2.09	$(51.48)	$(.55)	$(.09)

*	Reflects implementation of ASC 260-10-45, which requires unvested shares that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) to be considered participating securities, and therefore are included in computing earnings per share using the two-class method. See Note 1 in Item 1 of Part 1 of this Quarterly Report on Form 10-Q for additional information.
Equity awards of 9.2 million and 8.9 million were outstanding as of September 30, 2009 and 2008, respectively, but were not included in the computation of diluted earnings per share because to do so would have been antidilutive. Following the merger, Clear Channel stock options and restricted stock automatically ceased to exist and are no longer outstanding.